Aames 2000-1

Mortgage Pass-Through Certificates

Realized Loss Report for May 25, 2001 Distribution
Realized Loss Report - Loans Liquidated During Current Distribution
SUMMARY					LOAN GROUP

Total Loan Count = 0					Loan Group 1 = Fixed Group
Total Original Principal Balance = 0.00					Loan Group 2 = Adjustable 1 Group
Total Prior Principal Balance = 0.00					Loan Group 3 = Adjustable 2 Group
Total Realized Loss Amount = 0.00
Total Net Liquidation Proceeds = 0.00

Loan Number		Original	Prior		Current	State &
&	Loan	Principal	Principal	Realized	Note	LTV at	Original	Origination
Loan Group	Status	Balance	Balance	Loss/(Gain)	Rate	Origination	Term	Date
SPACE INTENTIONALLY LEFT BLANK

Page 26 of 27	© COPYRIGHT 2001 Deutsche Bank